Exhibit 99.2
Residential Capital Corporation Announces Offerings of Senior and Subordinated Notes; Will Complete Repayment of All Domestic Affiliate Borrowings
April 10, 2006
MINNEAPOLIS — Residential Capital Corporation (ResCap) announced today two bond offerings. ResCap intends to use the proceeds of these offerings along with cash from other funding sources to repay all domestic borrowings from General Motors Acceptance Corporation, its parent.
The principal amount, maturity, interest rate and other terms of the senior and subordinated notes will be determined at pricing. Payments in respect of the senior notes will be guaranteed by certain ResCap subsidiaries on a senior basis, similar to the other registered senior notes issued by ResCap, and payments in respect of the subordinated notes offered will be guaranteed on a subordinated basis by those same subsidiaries. The closing of each offering will not be contingent upon the closing of the other offering. ResCap intends to use any remaining proceeds from the offerings for general corporate purposes.
The subordinated notes being offered by ResCap have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Legal Notice
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. A shelf registration statement was previously declared effective by the Securities and Exchange Commission (SEC) and a prospectus supplement relating to the offering of the senior notes has been filed with the SEC. The offering of the senior notes will be made only by means of the prospectus supplement.
This announcement contains forward-looking statements relating to our business and its financing plans. Words such as “intends” or “planning” may be used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that either of the above offerings will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.
About Residential Capital Corporation
Residential Capital Corporation is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe and Latin America. Our diversified businesses — GMAC-RFC, GMAC Mortgage, Ditech.com, GMAC Bank and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. We also provide capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. Residential Capital Corporation is an indirect wholly owned subsidiary of General Motors Acceptance Corporation (GMAC). For more information about our company, visit https://www.rescapholdings.com.
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